                                                                       Director Fee Arrangements                                                                          Exhibit 10.9
Each non-employee director of Capitol Federal Financial (the "Company") receives an annual retainer, paid monthly, of $22,000 for his or her service on the board of directors of Capitol Federal Savings Bank (the "Bank") and $22,000 for his or her service on the Company's board of directors ($44,000 in total).

John B. Dicus, Chairman of the Board, President and Chief Executive Officer and Morris J. Huey, II, Executive Vice President and Chief Lending Officer, are each paid $12,000 by the Bank and $12,000 by the Company ($24,000 in total) for their service as directors of the Bank and Company.